Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2020 Third Quarter Results
BROOMFIELD, Colo. - June 4, 2020 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2020 ended April 30, 2020, which were significantly impacted by COVID-19 and the resulting closure of the Company’s North American destination mountain resorts and regional ski areas on March 15, 2020.
Highlights

•
As a result of the disruptions caused by COVID-19, we took the following strategic actions to address the public health situation and strengthen the Company’s financial and liquidity position to navigate through the current circumstances and position the business for long-term success:

–	Closed operations at all North American resorts and rental/retail stores from March 15, 2020 through the remainder of the 2019/2020 winter ski season;

–	Reduced our capital plan for calendar year 2020 by $80-$85 million;

–	Suspended our cash dividend for a minimum of two quarters (preserving approximately $142 million);

–	Furloughed the majority of year-round hourly and certain salaried employees in the U.S.;

–	Implemented a six month salary reduction for all salaried employees in the U.S.;

–	Eliminated full salary for CEO and 100% of cash compensation of Board of Directors for six months;

–	Suspended our 401(k) match for six months;

–	Raised $600 million in 6.250% unsecured senior notes due May 2025; and

–	Obtained financial covenant maintenance waivers under the Vail Holdings, Inc. (“Vail Holdings”) revolving credit facility through January 2022.

•
Net income attributable to Vail Resorts, Inc. was $152.5 million for the third fiscal quarter of 2020 compared to net income attributable to Vail Resorts, Inc. of $292.1 million in the same period in the prior year, primarily as a result of the negative impacts of COVID-19 as outlined further in the details below.

•
Resort Reported EBITDA was $304.4 million for the third fiscal quarter of 2020, compared to Resort Reported EBITDA of $480.7 million for the same period in the prior year, primarily as a result of the negative impacts of COVID-19 offset by cost actions implemented, as described above.

Commenting on the Company’s fiscal 2020 third quarter results, Rob Katz, Chief Executive Officer, said, “Our results for the quarter and for the full 2019/2020 North American ski season were significantly impacted by COVID-19 and the resulting closure of our North American mountain resorts beginning March 15, 2020 for the safety of our guests, employees and resort communities. In addition, even before the closure and during the first two weeks of March, we experienced a negative change in performance that we believe was due to the impact of COVID-19 on traveler behavior. As of March 18, 2020, we anticipated that our operating results in March and April would be negatively impacted by $180 million to $200 million compared to the Resort Reported EBITDA expectation we had on March 1, 2020. Relative to these expectations, our results were favorable by approximately $40 million, primarily driven by cost actions implemented in April 2020. In addition, Resort Reported EBITDA for the quarter was negatively impacted by the deferral of approximately $113 million of pass product revenue and related deferred costs to fiscal 2021 as a result of pass holder credits offered to 2019/2020 North American pass holders to encourage renewal for next season.”
Regarding the Company’s summer operations, Katz said, “We are planning to be operational for the North American summer and Australian ski season in late June or early July, which could vary by resort, and opening dates for each business are subject to new information and public health guidance with regard to COVID-19. We expect that our results in the fourth quarter of fiscal 2020 will be materially negatively impacted by the travel environment and we will see lower visitation to our resort properties. However, we are not able to fully assess that impact at this time and will not be issuing guidance for the fourth quarter or fiscal year. We believe we have developed efficient operating plans to deliver a safe and enjoyable guest experience at our resorts this summer in North America and for the Australian ski season, with the ability to adjust as consumer demand and local guidelines and practices shift.”
Balance Sheet & Liquidity
Commenting on the Company’s liquidity, Katz stated, “Our total cash and revolver availability as of May 31, 2020 was approximately $1.1 billion, with $465 million of cash on hand, $419 million of U.S. revolver availability under the Vail Holdings Credit Agreement (“Credit Agreement”) and $168 million of revolver availability under the Whistler Credit Agreement. As of April 30, 2020, our Net Debt was 3.6 times trailing twelve months Total Reported EBITDA.
    “In April, we announced plans to support our liquidity by reducing our capital plan for calendar year 2020 by approximately $80-85 million, suspending cash dividends to shareholders for two quarters (preserving an additional $142 million of liquidity), furloughing a significant number of our year-round hourly and salaried employees in the U.S., and implementing six-month salary reductions for all salaried employees in the U.S., among other cost actions.
“As previously disclosed, on May 4, 2020, we completed an offering of $600 million in aggregate principal amount of 6.25% unsecured senior notes due 2025, a portion of which was utilized to pay down the outstanding balance of our U.S. revolver under the Vail Holdings Credit Agreement in its entirety. Additionally, we entered into an amendment to the Vail Holdings Credit Agreement, providing, among other terms, that Vail Holdings will be exempt from complying with the agreement’s financial maintenance covenants for each of the fiscal quarters ending July 31, 2020 through January 31, 2022 unless Vail Holdings makes a one-time irrevocable election to terminate such exemption period prior to such date. We expect to have sufficient liquidity following these actions to fund our operations for up to two years, even in the event of extended resort shutdowns.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third quarter ended April 30, 2020, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the quarter ended April 30, 2020 to the comparable quarter ended April 30, 2019 unless otherwise noted. The following are segment highlights:
Mountain Segment

•
Total lift revenue decreased $152.1 million, or 28.9%, to $374.8 million primarily due to decreased visitation associated with the closure of our North American destination mountain resorts and regional ski areas due to COVID-19, as well as the deferral of $121 million of pass product revenue to fiscal 2021 ($115 million of which would have been recognized in the third quarter of fiscal 2020) as a result of credits offered to 2019/2020 North American pass product holders.

•
Ski school revenue decreased $34.2 million, or 30.9%; dining revenue decreased $17.3 million, or 21.9% and retail/rental revenue decreased $35.9 million, or 31.5%, all primarily as a result of our resort and retail store closures due to COVID-19, partially offset by incremental revenue from Peak Resorts, Inc.

•
Mountain Reported EBITDA decreased $166.7 million, or 35.6%, primarily due to decreased visitation associated with the closure of our North American destination mountain resorts and regional ski areas due to COVID-19, as well as the deferral of $113 million of pass product revenue and related deferred costs to fiscal 2021 as a result of credits offered to 2019/2020 North American pass holders and adjusted for final foreign exchange rates. Mountain Reported EBITDA includes $4.4 million of stock-based compensation expense for the three months ended April 30, 2019 compared to $4.0 million in the same period in the prior year.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) decreased $20.5 million, or 27.0%, primarily due to the closure of our North American lodging properties as a result of COVID-19.

•
Lodging Reported EBITDA, which includes $0.8 million of stock-based compensation expense for the both the three months ended April 30, 2020 and 2019, decreased $9.7 million, or 76.8%, primarily due to the closure of our North American lodging properties as a result of COVID-19.

Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue decreased $264.1 million, or 27.6%, to $693.7 million, primarily due to decreased visitation associated with the closure of our resorts, retail stores and lodging properties due to COVID-19, as well as the deferral of $121 million of pass product revenue to fiscal 2021 ($115 million of which would have been recognized in the third quarter of fiscal 2020) as a result of credits offered to 2019/2020 North American pass holders.

•
Resort Reported EBITDA was $304.4 million for the three months ended April 30, 2020, a decrease of $176.4 million, or 36.7%, compared to the same period in the prior year, which includes impacts from the deferral of $113 million of pass product revenue and related deferred costs to fiscal 2021 as a results of credits offered to 2019/2020 North American pass product holders, $1.4 million of acquisition and integration related expenses and approximately $1 million of net unfavorability from currency translation related to operations at Whistler Blackcomb and our Australian ski areas, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.

Total Performance

•	Total net revenue decreased $263.9 million, or 27.5%, to $694.1 million.

•
Net income attributable to Vail Resorts, Inc. was $152.5 million, or $3.74 per diluted share, for the third quarter of fiscal 2020 compared to net income attributable to Vail Resorts, Inc. of $292.1 million, or $7.12 per diluted share, in the third fiscal quarter of the prior year. Fiscal 2020 third quarter net income included the after-tax effect of asset impairments related to the Company’s Colorado resort ground transportation company of approximately $21.3 million and acquisition and integration related expenses of approximately $1.0 million.

Season Pass Sales
Commenting on the Company’s season pass program, Katz said, “As announced on April 27, 2020, to address the difficult decision to close our North American mountain resorts as a result of the unprecedented circumstances surrounding COVID-19, we have rolled out a comprehensive plan to address our pass holders' concerns about the early closure this past season and provide improved coverage for the future.

“We are providing credits to 2019/2020 North American pass holders to apply toward the purchase of a 2020/2021 pass product. Season pass holders will receive a minimum credit of 20% toward next season's pass. For season pass holders who used their pass less than five days, they will be eligible for higher credits up to a maximum of 80% for season pass holders who did not use their season pass at all. For Epic Day Pass, Edge Card and other frequency based products with unused days remaining, we will be offering credits for each unused day up to a maximum of an 80% credit. The credits will be available for our pass holders who purchase 2020/2021 pass products by September 7, 2020.
“As a result of the early closure this season and the meaningful credits we are offering to 2019/2020 North American pass holders, we will be delaying the recognition of approximately $121 million of our deferred pass revenue, as well as approximately $3 million of related deferred costs (a net Resort Reported EBITDA impact of approximately $118 million), that would have been recognized in the remainder of fiscal 2020 and will now be recognized primarily in the second and third quarters of fiscal 2021. This shift in recognition timing will partially or fully offset the negative impact of the credits being offered to pass holders, depending upon the final usage of such credits towards the purchase of 2020/2021 North American pass products.
“We are redefining how we will protect season passes through the launch of 'Epic Coverage.' Epic Coverage is free for all North American pass holders and completely replaces the need to purchase pass insurance. Epic Coverage provides refunds in the unlikely event of certain resort closures (e.g., for COVID-19), giving pass holders a refund for any portion of the season that is lost. Additionally, Epic Coverage provides a refund for personal circumstances covered by our pass insurance for eligible injuries, job losses and many other personal events. In addition to these changes, in order to give our pass holders the time they need to make decisions regarding next season, we are extending the deadline for pass holders to receive spring benefits (including Buddy Tickets) until September 7, 2020, and we are extending the period for pass holders to lock in their purchase with only $49 down for the next few months. We will not be providing an update on the results of season pass sales until our fourth quarter earnings conference call in late September.
“We continue to be confident in the long-term prospects of our business model that is built on the loyalty of our guests, the strong lineup of season pass products that provide access to our irreplaceable network of world-class resorts and the sophisticated marketing approach we use to communicate with and attract our guests. As we head into this summer and next ski season, we will be providing an exceptional experience for our guests through our passionate employees and the investments we’ve made in our resorts and technology, supported by our strong capitalization and liquidity that positions us well to pursue our growth goals over time.”

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (866) 548-4713 (U.S. and Canada) or (323) 794-2093 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 18, 2020, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 5152919. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our future liquidity; the effects of the COVID-19 pandemic on, among other things, our operations and the travel patterns of our current and potential customers; fiscal 2020 lift revenue and Resort Reported EBITDA and our fiscal 2021 lift revenue and Resort Reported EBITDA; and our expectations, including timing and plans for opening, regarding the 2020 summer season and the 2020/2021 North American ski season. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of COVID-19), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019, which was filed on September 26, 2019.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net

Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019
Net revenue:
Mountain and Lodging services and other	$582,890	$800,816	$1,516,679	$1,631,957
Mountain and Lodging retail and dining	110,799	156,930	365,032	395,017
Resort net revenue	693,689	957,746	1,881,711	2,026,974
Real Estate	398	241	4,784	595
Total net revenue	694,087	957,987	1,886,495	2,027,569
Segment operating expense:
Mountain and Lodging operating expense	285,764	349,647	902,316	894,392
Mountain and Lodging retail and dining cost of products sold	42,663	59,615	147,533	157,996
General and administrative	60,818	68,213	227,175	209,954
Resort operating expense	389,245	477,475	1,277,024	1,262,342
Real Estate operating expense	1,128	1,382	7,926	4,141
Total segment operating expense	390,373	478,857	1,284,950	1,266,483
Other operating (expense) income:
Depreciation and amortization	(64,730)	(55,260)	(186,387)	(161,541)
Gain on sale of real property	—	268	207	268
Asset impairments	(28,372)	—	(28,372)	—
Change in estimated fair value of contingent consideration	8,000	(1,567)	5,264	(3,467)
(Loss) gain on disposal of fixed assets and other, net	(380)	27	1,178	505
Income from operations	218,232	422,598	393,435	596,851
Mountain equity investment (loss) income, net	(90)	445	1,270	1,555
Investment income and other, net	361	1,727	999	2,697
Foreign currency loss on intercompany loans	(7,753)	(3,319)	(8,191)	(5,180)
Interest expense, net	(24,479)	(19,575)	(73,303)	(59,215)
Income before provision for income taxes	186,271	401,876	314,210	536,708
Provision for income taxes	(26,440)	(93,346)	(47,190)	(120,914)
Net income	159,831	308,530	267,020	415,794
Net income attributable to noncontrolling interests	(7,285)	(16,396)	(14,579)	(25,106)
Net income attributable to Vail Resorts, Inc.	$152,546	$292,134	$252,441	$390,688
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$3.79	$7.26	$6.26	$9.68
Diluted net income per share attributable to Vail Resorts, Inc.	$3.74	$7.12	$6.17	$9.48
Cash dividends declared per share	$1.76	$1.76	$5.28	$4.70
Weighted average shares outstanding:
Basic	40,237	40,255	40,299	40,364
Diluted	40,744	41,020	40,900	41,201

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019

Other Data:
Mountain Reported EBITDA	$301,429	$468,089	$594,472	$743,907
Lodging Reported EBITDA	2,925	12,627	11,485	22,280
Resort Reported EBITDA	304,354	480,716	605,957	766,187
Real Estate Reported EBITDA	(730)	(873)	(2,935)	(3,278)
Total Reported EBITDA	$303,624	$479,843	$603,022	$762,909
Mountain stock-based compensation	$4,453	$4,049	$13,418	$12,258
Lodging stock-based compensation	831	790	2,551	2,413
Resort stock-based compensation	5,284	4,839	15,969	14,671
Real Estate stock-based compensation	54	47	158	115
Total stock-based compensation	$5,338	$4,886	$16,127	$14,786

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2020	2019	(Decrease)	2020	2019	(Decrease)
Net Mountain revenue:
Lift	$374,818	$526,881	(28.9)%	$900,995	$999,124	(9.8)%
Ski school	76,563	110,755	(30.9)%	187,840	207,271	(9.4)%
Dining	61,632	78,928	(21.9)%	158,980	162,629	(2.2)%
Retail/rental	78,133	114,082	(31.5)%	259,761	285,860	(9.1)%
Other	44,158	47,252	(6.5)%	154,105	144,093	6.9%
Total Mountain net revenue	635,304	877,898	(27.6)%	1,661,681	1,798,977	(7.6)%
Mountain operating expense:
Labor and labor-related benefits	140,839	168,144	(16.2)%	427,538	417,212	2.5%
Retail cost of sales	23,476	38,191	(38.5)%	88,740	104,328	(14.9)%
Resort related fees	31,361	49,725	(36.9)%	74,175	92,919	(20.2)%
General and administrative	52,252	58,402	(10.5)%	194,896	178,952	8.9%
Other	85,857	95,792	(10.4)%	283,130	263,214	7.6%
Total Mountain operating expense	333,785	410,254	(18.6)%	1,068,479	1,056,625	1.1%
Mountain equity investment (loss) income, net	(90)	445	(120.2)%	1,270	1,555	(18.3)%
Mountain Reported EBITDA	$301,429	$468,089	(35.6)%	$594,472	$743,907	(20.1)%

Total skier visits	5,303	7,183	(26.2)%	13,333	14,211	(6.2)%
ETP	$70.68	$73.35	(3.6)%	$67.58	$70.31	(3.9)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2020	2019	(Decrease)	2020	2019	(Decrease)
Lodging net revenue:
Owned hotel rooms	$8,126	$12,352	(34.2)%	$39,323	$43,499	(9.6)%
Managed condominium rooms	23,744	30,671	(22.6)%	69,984	69,835	0.2%
Dining	8,099	11,067	(26.8)%	37,353	37,385	(0.1)%
Transportation	5,672	8,578	(33.9)%	15,748	18,774	(16.1)%
Golf	—	—	—%	10,606	9,628	10.2%
Other	9,775	13,278	(26.4)%	37,411	37,697	(0.8)%
	55,416	75,946	(27.0)%	210,425	216,818	(2.9)%
Payroll cost reimbursements	2,969	3,902	(23.9)%	9,605	11,179	(14.1)%
Total Lodging net revenue	58,385	79,848	(26.9)%	220,030	227,997	(3.5)%
Lodging operating expense:
Labor and labor-related benefits	26,448	32,396	(18.4)%	97,992	98,020	—%
General and administrative	8,566	9,811	(12.7)%	32,279	31,002	4.1%
Other	17,477	21,112	(17.2)%	68,669	65,516	4.8%
	52,491	63,319	(17.1)%	198,940	194,538	2.3%
Reimbursed payroll costs	2,969	3,902	(23.9)%	9,605	11,179	(14.1)%
Total Lodging operating expense	55,460	67,221	(17.5)%	208,545	205,717	1.4%
Lodging Reported EBITDA	$2,925	$12,627	(76.8)%	$11,485	$22,280	(48.5)%

Owned hotel statistics:
ADR	$341.75	$291.68	17.2%	$269.62	$257.83	4.6%
RevPAR	$105.91	$206.41	(48.7)%	$141.20	$177.42	(20.4)%
Managed condominium statistics:
ADR	$404.57	$403.04	0.4%	$334.32	$355.74	(6.0)%
RevPAR	$108.08	$167.49	(35.5)%	$102.04	$125.42	(18.6)%
Owned hotel and managed condominium statistics (combined):
ADR	$392.88	$376.83	4.3%	$315.62	$324.21	(2.6)%
RevPAR	$107.77	$173.45	(37.9)%	$109.58	$135.60	(19.2)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2020	2019
Real estate held for sale and investment	$96,565	$101,251
Total Vail Resorts, Inc. stockholders’ equity	$1,422,123	$1,666,359
Long-term debt, net	$2,365,372	$1,310,870
Long-term debt due within one year	63,566	48,504
Total debt	2,428,938	1,359,374
Less: cash and cash equivalents	482,656	59,636
Net debt	$1,946,282	$1,299,738

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2020 and 2019.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019
Net income attributable to Vail Resorts, Inc.	$152,546	$292,134	$252,441	$390,688
Net income attributable to noncontrolling interests	7,285	16,396	14,579	25,106
Net income	159,831	308,530	267,020	415,794
Provision for income taxes	26,440	93,346	47,190	120,914
Income before provision for income taxes	186,271	401,876	314,210	536,708
Depreciation and amortization	64,730	55,260	186,387	161,541
Asset impairments	28,372	—	28,372	—
Loss (gain) on disposal of fixed assets and other, net	380	(27)	(1,178)	(505)
Change in fair value of contingent consideration	(8,000)	1,567	(5,264)	3,467
Investment income and other, net	(361)	(1,727)	(999)	(2,697)
Foreign currency loss on intercompany loans	7,753	3,319	8,191	5,180
Interest expense, net	24,479	19,575	73,303	59,215
Total Reported EBITDA	$303,624	$479,843	$603,022	$762,909

Mountain Reported EBITDA	$301,429	$468,089	$594,472	$743,907
Lodging Reported EBITDA	2,925	12,627	11,485	22,280
Resort Reported EBITDA*	304,354	480,716	605,957	766,187
Real Estate Reported EBITDA	(730)	(873)	(2,935)	(3,278)
Total Reported EBITDA	$303,624	$479,843	$603,022	$762,909

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2020.

(In thousands) (Unaudited)
Twelve Months Ended April 30,
2020
Net income attributable to Vail Resorts, Inc.	$162,916
Net income attributable to noncontrolling interests	11,803
Net income	174,719
Provision for income taxes	1,748
Income before provision for income taxes	176,467
Depreciation and amortization	242,963
Gain on disposal of fixed assets and other, net	(9)
Asset impairments	28,372
Change in fair value of contingent consideration	(3,364)
Investment income and other, net	(1,388)
Foreign currency loss on intercompany loans	5,865
Interest expense, net	93,584
Total Reported EBITDA	$542,490

Mountain Reported EBITDA	$529,159
Lodging Reported EBITDA	17,305
Resort Reported EBITDA*	546,464
Real Estate Reported EBITDA	(3,974)
Total Reported EBITDA	$542,490

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2020.

	In thousands) (Unaudited) (As of April 30, 2020)
Long-term debt, net	$2,365,372
Long-term debt due within one year	63,566
Total debt	2,428,938
Less: cash and cash equivalents	482,656
Net debt	$1,946,282
Net debt to Total Reported EBITDA	3.6	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2020 and 2019.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April 30,
	2020	2019	2020	2019
Real Estate Reported EBITDA	$(730)	$(873)	$(2,935)	$(3,278)
Non-cash Real Estate cost of sales	—	—	3,684	—
Non-cash Real Estate stock-based compensation	54	47	158	115
Proceeds received from sales transactions accounted for as financings	—	11,150	—	11,150
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(27)	5,113	111	5,205
Net Real Estate Cash Flow	$(703)	$15,437	$1,018	$13,192